PIMCO FUNDS


Supplement Dated November 7, 2016 to the Credit Bond Funds
Prospectus dated July 29, 2016,
as supplemented from time to time (the Prospectus); and to the Statement of Additional Information dated July 29, 2016, as supplemented from time to time (the SAI)

Disclosure Related to the PIMCO Floating Income Fund
(the Fund)

IMPORTANT NOTICE REGARDING CHANGES IN, INVESTMENT OBJECTIVE,
PRINCIPAL INVESTMENT STRATEGIES

PIMCO Low Duration Income Fund

Investment Objective

The Funds primary investment objective is to maximize current income. Long term capital appreciation is a secondary objective.

Principal Investment Strategies

The Fund seeks to achieve its investment objective by investing under normal circumstances at least 65% of its total assets in a multi sector portfolio of Fixed Income Securities of varying maturities, which may be represented by forwards or derivatives such as options, futures contracts or swap agreements. Fixed Income Instruments include bonds, debt securities and other similar instruments issued by various U.S. and non U.S. public or private sector entities. The Fund will seek to maintain a high and consistent level of dividend income by investing in a broad array of fixed income sectors and utilizing income efficient implementation strategies. The capital appreciation sought by the Fund generally arises from decreases in interest rates or improving credit fundamentals for a particular sector or security.

The Fund will generally allocate its assets among several investment sectors, without limitation, which may include: (i) high yield securities (junk bonds) and investment grade corporate bonds of issuers located in the United States and non U.S. countries, including emerging market countries;
(ii) fixed income securities issued by
U.S. and non U.S. governments (including emerging market governments), their agencies and instrumentalities;
(iii) mortgage related and other asset backed securities; and (iv) foreign currencies, including those of emerging market countries. However, the Fund is not required to gain exposure to any one investment sector, and the Funds exposure to any one investment sector will vary over time. The average portfolio duration of this Fund normally varies from zero to three years based on Pacific Investment Management Company LLCs (PIMCO) forecast for interest rates. Duration is a measure used to determine the sensitivity of a securitys price to changes in interest rates. The longer a securitys duration, the more sensitive it will be to changes in interest rates.

The Fund may invest up to 30% of its total assets in high yield securities rated below investment grade but rated at least Caa by Moodys Investors Service, Inc. (Moodys), or equivalently rated by Standard & Poors Ratings Services (S&P) or Fitch, Inc. (Fitch), or, if unrated, determined by PIMCO to be of comparable quality (except such 30% limitation shall not apply to the Funds investments in mortgage and asset backed securities). In addition, the Fund may invest, without limitation, in securities of foreign issuers and may invest up to 15% of its total assets in securities and instruments that are economically tied to emerging market countries (this limitation does not apply to investment grade sovereign debt denominated in the local currency with less than 1 year remaining to maturity, which means the Fund may invest in such instruments without limitation subject to any applicable legal or regulatory limitation). The Fund will normally limit its foreign currency exposure (from non U.S. dollar denominated securities or currencies) to 10% of its total assets. The Fund may invest, without limitation, in derivative instruments, such as options, futures contracts or swap agreements, or in mortgage or asset backed securities, subject to applicable law and any other restrictions described in the Funds prospectus or Statement of Additional Information.
The Fund may purchase or sell securities on a when issued, delayed delivery or forward commitment basis and may engage in short sales. The Fund may, without limitation, seek to obtain market exposure to the securities in which it primarily invests by entering into a series of purchase and sale contracts or by using other investment techniques (such as buy backs or dollar rolls). The Fund may also invest up to 10% of its total assets in preferred stock.

Investors should be aware that, during the Funds transition from the principal investment strategies in effect prior to January 23, 2017 to the currently effective principal investment strategies described above, certain of the Funds holdings may represent a greater or lesser proportion of the Fund's overall net assets than is intended to be the case, under normal conditions, once the new principal investment strategies are fully implemented. As a result, during this transition period, the Fund may experience performance that is not reflective of the performance expected based on full implementation of the principal investment strategies described above. There is the risk that, during such transition period, the Fund could experience losses, including losses greater than, or gains less than, the losses or gains that would otherwise be incurred were the strategies fully implemented.

The performance information shows summary performance information for the Fund in a bar chart and an Average Annual Total Returns table. The information provides some indication of the risks of investing in the Fund by showing changes in its performance from year to year and by showing how the Funds average annual returns compare with the returns of a broad-based securities market index and an index of similar funds. Absent any applicable fee waivers and/or expense limitations, performance would have been lower. The bar chart shows performance of the Fund's Institutional Class shares. For periods prior to the inception date of Class P shares
(April 30, 2008), Administrative Class shares (December 30, 2005) and Class
C shares (September 30, 2004),
performance information shown in the table for these classes is based on the performance of the Funds
Institutional Class shares, adjusted to reflect the actual distribution and/or service (12b 1) fees and other expenses paid by these classes of shares. Performance for Class A and Class C shares in the Average Annual Total Returns table reflects the impact of sales charges. The Funds past performance, before and after taxes, is not necessarily an indication of how the Fund will perform in the future.

Effective January 23, 2017, the Funds primary broad-based securities market index is the Bloomberg Barclays U.S. Aggregate 1 3 Years Index. The Bloomberg Barclays U.S. Aggregate 1 3 Years Index is the 1 3 Year component of the Bloomberg Barclays U.S. Aggregate Index. The Bloomberg Barclays U.S. Aggregate Index represents securities that are SEC-registered, taxable and dollar denominated. The index covers the U.S.
investment grade fixed rate bond market, with index components for government and corporate securities, mortgage pass through securities and asset-backed securities. These major sectors are subdivided into more specific indices that are calculated and reported on a regular basis. Prior to January 23, 2017, the Funds primary benchmark index was the 3 Month USD LIBOR (London Interbank Offered
Rate) Index. The 3 Month USD
LIBOR Index is an average interest rate, determined by the ICE Benchmark Administration, that banks charge one another for the use of short term money (3 months) in Englands Eurodollar market.

The Lipper Short Investment Grade Debt Funds Average is a total return performance average of funds tracked by Lipper, Inc. that invest at least 65% of their assets in investment-grade debt issues (rated in the top four grades) with dollar weighted average maturities of less than three years.

Each of the PIMCO Capital Securities and Financials, PIMCO High Yield Spectrum, PIMCO Long Term Credit and PIMCO Senior Floating Rate Funds has adopted a non fundamental investment policy, and the PIMCO High Yield Fund has adopted a fundamental investment policy, to invest at least 80% of its assets in investments suggested by its name.

Each of the PIMCO Extended Duration, PIMCO High Yield,
PIMCO Long Duration Total Return,
PIMCO Low Duration Income, PIMCO Moderate Duration, PIMCO
StocksPLUS(r) Long Duration,
PIMCO Total Return and PIMCO Total Return III Funds may invest up to 15% of its total assets in securities and instruments that are economically tied to emerging market countries.

Each of the PIMCO Capital Securities and Financials Fund, PIMCO
CommoditiesPLUS(r)  Strategy
Fund, PIMCO Income Fund and PIMCO Low Duration Income
Fund will normally limit its foreign
currency exposure (from non U.S. dollar denominated securities or currencies) to 10% of its total assets.